Exhibit (12)(b)
WACHOVIA CORPORATION AND SUBSIDIARIES
COMPUTATIONS OF CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES AND
   PREFERRED STOCK DIVIDENDS

			Years Ended December 31,
(In millions)			2006		2005	2004	2003	2002

EXCLUDING INTEREST ON DEPOSITS
Pretax income from continuing operations			$11,470		9,462	7,633	6,080	4,667
Fixed charges, excluding preferred stock dividends and capitalized interest			8,189		4,971	2,701	2,309	2,414

Earnings		(A)	$19,659		14,433	10,334	8,389	7,081

Interest, excluding interest on deposits			$7,897		4,711	2,474	2,113	2,247
One-third of rents			292		260	227	196	167
Preferred stock dividends			—		—	—	5	19
Capitalized interest			—		—	—	—	—

Fixed charges (a)		(B)	$8,189		4,971	2,701	2,314	2,433

Consolidated ratios of earnings to fixed charges, excluding interest on deposits	(A)/	(B)	2.40	X	2.90	3.83	3.63	2.91

INCLUDING INTEREST ON DEPOSITS
Pretax income from continuing operations			$11,470		9,462	7,633	6,080	4,667
Fixed charges, excluding preferred stock dividends and capitalized interest			17,308		10,268	5,554	4,669	5,844

Earnings		(C)	$28,778		19,730	13,187	10,749	10,511

Interest, including interest on deposits			$17,016		10,008	5,327	4,473	5,677
One-third of rents			292		260	227	196	167
Preferred stock dividends			—		—	—	5	19
Capitalized interest			—		—	—	—	—

Fixed charges (a)		(D)	$17,308		10,268	5,554	4,674	5,844

Consolidated ratios of earnings to fixed charges, including interest on deposits	(C)/	(D)	1.66	X	1.92	2.37	2.30	1.79

(a)	The amount of fixed charges do not include other obligations which exist under Financial Accounting Standards Board Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Others”.